SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The following persons filed reports on Form 3 with respect to each of the Registrant's Multi-Strategy Series M and Multi-Strategy Series G during the fiscal year ended March 31, 2003. For each, the date of the event requiring the report was January 2, 3003 (the date on which the Registrant accepted investors and commenced operations) and the date of transmission of the report to the SEC was either February 12, 2003 or March 21, 2003 (as specified).

 Citigroup Alternative Investments, LLC, Investment Adviser to the Registrant (2/12/03)

Citigroup FOF LLC, 10% Beneficial Owner of each Series of the
Registrant (2/12/03)

Clifford De Souza, Director and President of the Registrant
(2/12/03)

Janet Holmes, Director and Vice President of the Registrant
(2/12/03)

Sonia Rubinic, Secretary of the Registrant (2/12/03)

Ahmed Fahour, Chief Executive Officer of the Investment Adviser to the Registrant (2/12/03)

Bruce Zimmerman, Chief Financial Officer of the Investment
Adviser to the Registrant (2/12/03)

David Biase, Portfolio Manager to the Registrant and an employee of the Investment Adviser (2/12/03)

Charles Hurty, Director of the Registrant (3/21/03)

Steven Krull, Director of the Registrant (3/21/03)

David Scudder, Director of the Registrant (3/21/03)

Claudio Machetto, Treasurer of the Registrant (3/21/03)

Paul Weisenfeld, Vice President of the Registrant (3/21/03)

Bernadette Reynolds, Assistant Secretary of the Registrant
(3/21/03)

The Registrant is aware of no other such reports required by
Section 16 with respect to either of its Series.